SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SEI NOTICE OF ANNUAL MEETING

of Shareholders to be Held May 22, 2013

seic.com

SEI INVESTMENTS COMPANY

Notice of Annual Meeting of Shareholders to be Held May 22, 2013

The Annual Meeting of Shareholders of SEI Investments Company, a Pennsylvania business corporation, will be held at 9:00 a.m., local time, Wednesday, May 22, 2013, at 1 Freedom Valley Drive, Oaks, PA 19456-1100, for the following purposes:

1.	To elect two directors with a term expiring at our 2016 Annual Meeting of Shareholders;

2.	To approve on an advisory basis the compensation of the named executive officers;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants to examine SEI’s consolidated financial statements for 2013; and

4.	To transact such other business as may properly come before our 2013 Annual Meeting of Shareholders or any adjournments thereof.

Only shareholders of record at the close of business on March 22, 2013 will be entitled to receive notice of, and to vote at, our 2013 Annual Meeting of Shareholders and any adjournments thereof.

By order of the Board of Directors,

William M. Doran

Secretary

April 12, 2013

Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card in the envelope provided, which requires no postage if mailed in the United States. Most shareholders also have a choice of voting over the Internet or by telephone. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available.

Request Electronic Delivery of Annual Meeting Documents.

Shareholders may elect to receive future distribution of proxy documents and annual reports by electronic access. To take advantage of this cost-saving service, please see page 19 of the attached Proxy Statement for further information.

SEI Investments Company Oaks, PA 19456-1100

SEI Investments Company

Oaks, PA 19456-1100

Proxy Statement

2013 Annual Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SEI Investments Company (“SEI,” “the Company,” “we,” or “our”) of proxies for use at our 2013 Annual Meeting of Shareholders to be held on May 22, 2013 and at any adjournments thereof. Action will be taken at our 2013 Annual Meeting of Shareholders to elect two directors with a term expiring at our 2016 Annual Meeting of Shareholders; to approve on an advisory basis the compensation of the named executive officers; to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants to examine SEI’s consolidated financial statements for 2013; and to consider such other business as may properly come before our 2013 Annual Meeting of Shareholders and any adjournments thereof (the “2013 Annual Meeting”). This Proxy Statement, the accompanying proxy card and our Annual Report for 2012 will be sent to our shareholders on or about April 12, 2013.

Voting at the Meeting

Only the holders of shares of our common stock, par value $.01 per share (“Shares”), of record at the close of business on March 22, 2013 are entitled to vote at our 2013 Annual Meeting. On that date, there were 172,410,627 Shares outstanding and entitled to be voted at our 2013 Annual Meeting. Each holder of Shares entitled to vote will have the right to one vote for each Share outstanding in his or her name on the books of SEI. See “Ownership of Shares” for information regarding the ownership of Shares by directors, nominees, officers and certain shareholders of SEI.

Quorum and Required Votes

A majority of the Shares entitled to vote at the 2013 Annual Meeting who are present at the 2013 Annual Meeting, either in person or by proxy, will constitute a quorum for all purposes of the 2013 Annual Meeting. If Shares are voted on any matter submitted to a vote at the Annual Meeting, under Pennsylvania law the Shares will be considered present for all purposes of the meeting and will therefore be counted for purposes of calculating whether a quorum is present at the Annual Meeting. Under Pennsylvania law and the Company’s Articles and Bylaws, if a quorum is present at the meeting:

•	the two nominees for election as directors will be elected to the Board if the votes cast for each nominee exceed the votes cast against the nominee;

•

management’s proposal to approve the compensation of the named executive officers as disclosed in this Proxy Statement will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal; and

•	the ratification of the appointment of the Company’s independent public accountants will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Abstentions and broker non-votes (such as votes of “Withhold Authority”) on any proposal will not be included in the total of votes cast on that proposal and will not affect the outcome of the vote on that proposal.

How to Vote

The Shares represented by each properly executed proxy card will be voted in the manner specified by the respective shareholder. If instructions to the contrary are not given, such Shares will be voted FOR the election to our Board of Directors of the nominees listed herein; FOR management’s proposal to approve the compensation of the named executive officers; and FOR the ratification of the appointment of PwC as independent registered public accountants to examine SEI’s consolidated financial statements for 2013. If any other matters are properly presented for action at the meeting, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment. Brokers or other nominees who hold Shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. Your broker is not permitted to vote on your behalf on the election of directors or the advisory vote proposal on approval of compensation and other non-routine matters unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you by your broker, trustee or nominee to vote your shares via telephone or the Internet. We expect that brokers and nominees will determine that they have the discretion to vote the Shares held of record by them in the absence of voting instructions from the beneficial holder only on the ratification of the selection of the Company’s independent public accountants. For your vote to be counted, you need to communicate your voting instructions to your broker, trustee or nominee.

As a result, it is important to understand that if you hold your shares through a broker, you must give your broker specific instructions on how to vote your shares for them to be counted as votes cast on a number of matters being considered at the meeting and to affect the outcome of those votes.

You may vote your shares in one of several ways, depending upon how you own your shares.

Shareholders of record (you own shares that are registered with the Company’s transfer agent in your own name) can vote by telephone, on the Internet or by mail as described below. Street name shareholders (you own shares in the name of a bank, broker or other holder of record) should refer to the proxy form or the information you receive from the record holder to see which voting methods are available to you.

•	Voting by Telephone. Dial 1-800-690-6903 and follow the voice prompts. You will need to have your proxy card with you for reference when you call.

•	Voting on the Internet. Go to www.proxyvote.com and follow the instructions. You will need to have your proxy card with you when you link to the web site.

•	Voting by Mail. Complete, sign, date and return the enclosed proxy card or voting instruction card in the envelope provided.

•

Voting at the Annual Meeting. If you decide to attend the meeting and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the annual meeting or you may complete a ballot that will be distributed at the meeting. If you are a street name shareholder, you must obtain a proxy, executed in your favor, from your broker or the holder of record to be able to vote at the annual meeting.

Please read both the Proxy Statement and the Annual Report before you cast your vote.

Should you choose to take advantage of voting via the Internet, you will have the option immediately following the casting of your vote to elect to receive future shareholder communications, including the Proxy Statement and Annual Report, electronically over the Internet.

Any record shareholder giving a proxy or other voting instruction has the right to revoke it by providing written notice of revocation to our Secretary at any time before the proxy or voting instruction is voted.

(Proposal No. 1) Election of Directors

Our Board of Directors currently consists of six members and is divided into three classes comprised of two directors each. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation, or removal of a director. At our 2013 Annual Meeting, our shareholders will be asked to vote upon the election of two nominees to the class of directors of the Company whose term expires at the 2016 Annual Meeting. Shares represented by properly executed proxy cards in the accompanying form will be voted for such nominees in the absence of instructions to the contrary.

Under our Bylaws, directors must be elected by a majority of votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the nominee. In contested elections, the vote standard would be a plurality of votes cast. Our Bylaws provide that, in an uncontested election, each director nominee must submit to the board before the annual meeting a letter of resignation that is conditioned on not receiving a majority of the votes cast at the annual meeting. The resignation of a director nominee who is not an incumbent director is automatically accepted by the board. The resignation of an incumbent director is tendered to the independent directors of the board for a determination of whether or not to accept the resignation. The board’s decision and the basis for the decision would be disclosed within 90 days following the certification of the final vote results.

The Board of Directors, following the nominating process described under the caption “Corporate Governance — Nominating Process” elsewhere in this Proxy Statement, has nominated Alfred P. West, Jr. and William M. Doran for election at our 2013 Annual Meeting. Both nominees are incumbent directors and both have consented to be named and to serve if elected and have provided the Board the conditional letter of resignation that is required under our Bylaws. We do not know of anything that would preclude these nominees from serving if elected. If, for any reason, a nominee should become unable or unwilling to stand for election as a director, either the Shares represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as our Board of Directors may recommend, or the number of directors to be elected at our 2013 Annual Meeting of Shareholders will be reduced accordingly.

Our Board of Directors unanimously recommends that at our 2013 Annual Meeting of Shareholders the shareholders vote FOR the election of Mr. West and Mr. Doran to the class of directors whose term expires at our 2016 Annual Meeting of Shareholders.

Set forth below is certain information concerning Mr. West and Mr. Doran, and each of the four other current directors whose terms continue after our 2013 Annual Meeting of Shareholders. In determining to nominate the two nominees for election to the Board, as well in considering the continued service of the other members of our Board, our Board has considered the specific experiences and attributes of each director listed below and, based on their direct personal experience, the insight and collegiality that each of the nominees and continuing directors brings to board deliberations.

Nominees for election at our 2013 Annual Meeting of Shareholders with terms expiring in 2016:

Alfred P. West, Jr., 70, has been the Chairman of our Board of Directors and our Chief Executive Officer since our inception in 1968. Mr. West was the founder of SEI. He has provided the strategic vision in the development of our business and solutions over the past forty years, and his familiarity with the Company’s customers and employees gives Mr. West insights and experience valuable to his service on the Board.

William M. Doran, 72, has been a director since March 1985 and has been Chairman of the Legal and Regulatory Oversight Committee of our Board since 2004. Mr. Doran has been the Secretary of the Company for more than the past five years. From October 1976 to October 2003, Mr. Doran was a partner in the law firm of Morgan, Lewis & Bockius LLP, Philadelphia, PA, a firm that provides significant legal services to SEI, our subsidiaries and our mutual funds. Mr. Doran is a trustee of SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Daily Income Trust, SEI Institutional Managed Trust, SEI Institutional International Trust, SEI Asset Allocation Trust, SEI Institutional Investments Trust, The Advisors’ Inner Circle Fund, The Advisors’ Inner Circle Fund II, and Bishop Street Funds, each of which is an investment company for which our subsidiaries may act as advisor, administrator and/or distributor. Mr. Doran is also a director of SEI Investments Distribution Co., SEI Investments (Asia) Limited, SEI Investments (Europe) Ltd., SEI Global Nominee Ltd., SEI Investments Global Fund Services Limited, SEI Investments Global, Limited and SEI Alpha Strategy Portfolios, L.P. Mr. Doran’s legal training and experience, his relationship with the Company as outside legal counsel for many years, and his long-standing involvement with our Company and many of its regulated subsidiaries are valuable to his service on the Board and as Chair of the Legal and Regulatory Oversight Committee.

Directors continuing in office with terms expiring in 2014:

Sarah W. Blumenstein, 66, has been a director since May 2001 and has been a member of the Legal and Regulatory Oversight Committee of our Board since 2004. From 1996 to 2002, Ms. Blumenstein was a public member of the Liaison Committee on Medical Education, which accredits all medical schools in the United States and Canada. From 1994 to 2003, Ms. Blumenstein served as a court-appointed Special Advocate for the Juvenile Court of Cook County. From 2000 to 2006, Ms. Blumenstein was a member of the board of directors, Fiscal Affairs Committee, and Investment Plan Subcommittee of Lake Forest Hospital. She also served on the board of Children’s Memorial Institute for Education and Research and on the Women’s Boards of Children’s Memorial Medical Center and Lake Forest College for fifteen years. Ms. Blumenstein’s involvement with these non-profit entities and with healthcare providers provides her with insights into clients of our Institutional Investors business which is relevant to her service on the Board.

Kathryn M. McCarthy, 64, has been a director since October 1998 and is a member of the Audit and Compensation Committees of our Board. Ms. McCarthy is also our Lead Independent Director and chairs periodic meetings of the Board’s independent directors. She is also an independent consultant and financial advisor. Ms. McCarthy is a director and a member of the Audit Committee of the Rockefeller Trust Company, NA and a member of the Trust and Audit Committee of the Rockefeller Trust Companies (New York). From February 2000 to May 2003, Ms. McCarthy was a Managing Director at Rockefeller & Co., Inc. Ms. McCarthy was the President of Marujupu, LLC (a New York-based family office) from November 1996 to June 1999. She was a consultant to Marujupu, LLC on investment and wealth transfer matters from June 1999 to June 2000. From June 1992 to October 1996, Ms. McCarthy was a Senior Financial Counselor and portfolio manager with Rockefeller & Co., Inc., a family office and investment manager. Ms. McCarthy’s experience as a consultant and financial advisor to investors and investment management firms has given her insight into the various issues faced by the investment and wealth management business of SEI and its clients.

Directors continuing in office with terms expiring in 2015:

Richard B. Lieb, 65, has been a director since 1994, Chairman of the Compensation Committee of our Board since 2008 and a member of our Audit Committee since 2011. From October 2002 to December 2003, Mr. Lieb served as the President and Chief Executive Officer of The Dewey Companies, a residential real estate development firm. During 2002, Mr. Lieb was a Senior Fellow at the SEI Center for Advanced Studies in Management at the Wharton School of the University of Pennsylvania. Mr. Lieb was our Executive Vice President from 1990 until September 2002. Mr. Lieb served as President of our Investment Systems and Services Unit from 1994 until 2001 and was President and Chief Executive Officer of our Insurance Asset Services Division from March 1989 until October 1990. From 1976-1982 and 1986-1989, Mr. Lieb served in various executive positions with SEI. Mr. Lieb has great familiarity with the Company, and particular knowledge of the bank market and SEI’s related technology solutions, from his previous role with the Company as the person having managerial responsibility for the Company’s Private Bank business.

Carmen V. Romeo, 69, has been a director since June 1979 and a member of the Audit Committee of our Board since 2008. In January 2010, Mr. Romeo was appointed as the Chair of the Audit Committee. From December 1985 to December 2004, Mr. Romeo served as an Executive Vice President of the Company. Mr. Romeo was our Treasurer and Chief Financial Officer from June 1979 until September 1996. Mr. Romeo officially retired from the Company effective December 31, 2004. Mr. Romeo was a certified public accountant with Arthur Andersen & Co. prior to 1979. In addition to his familiarity with public company accounting and financial management issues, Mr. Romeo has great familiarity with the Company, and particular knowledge of the Company’s business and related technology and asset management solutions, from his previous role with the Company as the person having managerial responsibility for the Company’s Investment Advisors business.

Corporate Governance

Governance Principles and Structures

The governance principles of our Board of Directors include our Board Nomination and Shareholder Communication Policy, as well as the charters of our Audit Committee, Compensation Committee, Legal and Regulatory Oversight Committee and our Lead Independent Director. Other documents which implement the governance principles of our Company include our Code of Conduct, our Complaint Procedures and Non-Retaliation Policy and our Code of Ethics for our Senior Financial Officers. Each of these documents and various other documents embodying our governance principles, including our Code of Conduct, are published on the Corporate Governance section of our website at www.seic.com. Amendments and waivers of our Code of Ethics for our Senior Financial Officers will either be posted on our website or filed with the Securities and Exchange Commission on Form 8-K.

Our Board of Directors has determined that each of Ms. Blumenstein, Ms. McCarthy and Messrs Lieb and Romeo, is an “independent director” as such term is defined in Rule 5605(a)(2) promulgated by The NASDAQ Stock Market, Inc. In this Proxy Statement, these four directors are referred to individually as an “independent director” and collectively as the “independent directors.”

Mr. West, the founder of our Company and its Chief Executive Officer throughout the Company’s history, is also the Chairman of our Board. The Board has concluded, in light of present circumstances, that this arrangement best suits the Company’s needs because of Mr. West’s role as founder, strategic visionary and significant shareholder of the Company.

In order to ensure that the considerations of non-management directors are addressed at the Board, the Board has appointed Ms. McCarthy as the Lead Independent Director with the responsibilities and authority set out in the Lead Independent Director Charter. As such Lead Independent Director, Ms. McCarthy is responsible for chairing the executive sessions of the Board of Directors. Our independent directors meet in regularly scheduled executive sessions without management present.

Board and Committee Meetings

Our Board of Directors held six meetings in 2012. During the year, each director attended more than 75% percent of the meetings of our Board of Directors and of the committees on which he or she served. While we do not have a specific written policy with regard to attendance of directors at our annual meetings of shareholders, we encourage, but do not mandate, board member attendance at our annual meetings of shareholders, particularly with respect to board members who are up for election at that annual meeting. Five of our directors attended our 2012 Annual Meeting of Shareholders. The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee and the Legal and Regulatory Oversight Committee.

Our Audit Committee held seven meetings in 2012. The principal functions of the Audit Committee, which operates pursuant to a formal written charter, are to assist our Board of Directors in its oversight of the quality and integrity of our financial reporting process, and to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of the Company’s independent auditors. The current members of the Audit Committee are Messrs. Romeo and Lieb and Ms. McCarthy, each of whom is an independent director. Our Board of Directors has determined that Mr. Romeo is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. A current copy of the charter of the Audit Committee may be viewed on the Company’s website at www.seic.com under “About SEI > Investors > Corporate Governance.”

Our Compensation Committee held five meetings in 2012. The principal function of the Compensation Committee is to administer our compensation programs, including certain stock plans and bonus and incentive plans, as well as the salaries of senior corporate officers and employment agreements between SEI and senior corporate officers. The Compensation Committee members are Mr. Lieb and Ms. McCarthy, each of whom is an independent director. A current copy of the charter of the Compensation Committee may be viewed on the Company’s website at www.seic.com under “About SEI > Investors > Corporate Governance.” The Compensation Committee establishes director and executive officer compensation in accordance with the authority granted by its charter and the Board-approved compensation plans the Committee administers. The Committee may delegate its responsibilities under limited circumstances to a subcommittee composed only of a subset of Committee members. Also, under the terms of the Board- and shareholder-approved equity compensation plans, the Committee is authorized to provide our CEO with limited authority to make stock-based awards to non-executive employees in connection with recruitment, retention, performance recognition or promotion; however, the Committee has not authorized our CEO to make any equity grants to our executive officers.

Our Legal and Regulatory Oversight Committee held three meetings in 2012. The principal function of the Legal and Regulatory Oversight Committee is to oversee our compliance with rules and regulations of the various regulatory bodies having jurisdiction over the business and operations of the Company and its subsidiaries. The members of the Legal and Regulatory Oversight Committee are Messrs. Doran and Romeo and Ms. Blumenstein. A current copy of the charter of the Legal and Regulatory Oversight Committee may be viewed on the Company’s website at www.seic.com under “About SEI > Investors > Corporate Governance.”

Nominating Process

A special meeting of our independent directors to consider nominations for director elections is held at least annually and is chaired by our Lead Independent Director in accordance with our Board Nomination and Shareholder Communication Policy. As established by resolution of our Independent Directors and our entire Board of Directors in its approval of our nominating process, nominees for election to our Board of Directors are either selected by a majority of our Independent Directors or recommended by a majority of our Independent Directors for selection by our Board of Directors. It is the view of our Board of Directors that this function has been performed effectively by our Independent Directors and our entire Board of Directors, and that it is not necessary for us to have, and SEI does not maintain, a separate nominating committee or charter for this purpose.

Board candidates are considered based on various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our shareholders and personal integrity and judgment. Directors are also considered based on their diverse backgrounds and on contributions that they can make to SEI, as well as their ability to fill a current board need. In addition, directors must have time available to devote to activities of our Board of Directors and to enhance their knowledge of SEI’s industry. The Board prefers a mix of background and experience among its members and it uses its judgment to identify nominees whose backgrounds, attributes and experiences, which taken as a whole, will contribute to insightful and robust, yet collegial, Board deliberation. Accordingly, while there is no exact formula, we seek to attract and retain highly qualified directors with relevant experience who have sufficient time to attend to their substantial duties and responsibilities to SEI.

Our Board of Directors considers recommendations for nominations from a wide variety of sources, including members of our Board of Directors, business contacts, our legal counsel, community leaders and members of our management. Our Board of Directors will also consider shareholder recommendations for director nominees that are received in a timely manner. Subject to compliance with statutory or regulatory requirements, our Board of Directors does not expect that candidates recommended by shareholders will be evaluated in a different manner than other candidates. All such recommendations for election of directors at the 2013 annual meeting should be submitted in writing to our Secretary at our principal offices (1 Freedom Valley Drive, Oaks PA 19456-1100) no later than January 15, 2014. The Board’s current policy with respect to Board Nominees and Shareholder Communications may be viewed on the Company’s website at www.seic.com under “About SEI > Investors > Corporate Governance.”

Shareholder Communications to our Board of Directors

Shareholders may send communications to our Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of our Board of Directors, in care of our Secretary, to our principal offices (1 Freedom Valley Drive, Oaks, PA 19456-1100). Our Board of Directors relies on our Secretary to forward written questions or comments to the full Board of Directors, named directors or specific committees of our Board of Directors, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within SEI. The Board’s current policy with respect to Board Nominees and Shareholder Communications may be viewed on the Company’s website at www.seic.com under “About SEI > Investors > Corporate Governance.”

Risk Oversight by the Board

It is management’s responsibility to assess and manage the various risks faced by the Company. It is the Board’s responsibility to oversee management in this effort. The Board has delegated aspects of their risk management oversight responsibility to three committees of the Board. The Audit Committee generally oversees risk policies related to the Company’s financial statements and financial reporting. The Legal and Regulatory Oversight Committee generally oversees risk policies related to the Company’s compliance with legal and regulatory obligations. The Compensation Committee generally oversees risk policies related to the Company’s compensation arrangements. The Board directly considers risk matters related to the Company’s strategic, operational and corporate governance matters as well as risks that could adversely affect the Company’s reputation.

At the end of each year, the Chief Financial Officer and the General Counsel of the Company work with the Company’s Enterprise Risk Manager and the Company’s internal audit department, compliance department, risk officers of the company’s operations, technology and investment management units and members of the various solutions development teams of the Company to collect, review and prioritize business risks and mitigation measures and responsibilities. The different identifiers of risk include risk assessments prepared by the Company’s internal audit team for purposes of developing the Company’s internal audit plan, risk assessments prepared by compliance officers for the purpose of developing compliance policy contents and testing procedures, and risk assessments prepared by the operations, technology and investment management units for the purpose of creating and refining their internal procedures and controls. This group also considers the results of regulatory examinations of our regulated subsidiaries, as well as issues generally affecting our competitors and the industries of which the Company is a part. A summary of these key business risks are then reviewed with SEI’s Operations Risk Committee (“ORC”), consisting of the heads of each of SEI’s market units and supporting organizations.

In January of each year, the key business risk summary is considered by a joint meeting of the Audit Committee and the Legal and Regulatory Oversight Committee of our Board. During the year, the Chief Financial Officer and the General Counsel have responsibility for escalating as appropriate risk events and updates to the Audit Committee and the Legal and Regulatory Oversight Committee, respectively.

Ownership of Shares

The following table contains information as of March 15, 2013 (except as noted) relating to the beneficial ownership of Shares by our Chief Executive Officer and Chief Financial Officer, by each of our three other most highly compensated executive officers, by each of the members of our Board of Directors (including nominees), by all members of our Board of Directors (including nominees) and executive officers in the aggregate, and by the holders of 5 percent or more of the total Shares outstanding. As of March 15, 2013 there were 172,664,627 Shares outstanding. Information as to the number of Shares owned and the nature of ownership has been provided by these persons and is not within the direct knowledge of SEI. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the Shares listed.

Name of Individual or Identity of Group	Number of Shares Owned (1)	Percentage of Class (2)
Alfred P. West, Jr. (3)	23,210,120	13.4
William M. Doran (4)	9,743,197	5.6
Carmen V. Romeo (5)	2,931,660	1.7
Richard B. Lieb (6)	329,777	*
Kathryn M. McCarthy	98,440	*
Sarah W. Blumenstein	31,744	*
Kevin M. Barr	194,131	*
Stephen G. Meyer	265,724	*
Dennis J. McGonigle	842,304	*
Joseph P. Ujobai	287,880	*
All executive officers and directors as a group (15 persons) (7)	30,318,380	17.4
Wellington Management Company, LLP (8)	9,591,471	5.6

*	Less than one percent.
(1)	Includes, with respect to Messrs. West, Doran, Romeo and Lieb and Ms. McCarthy and Ms. Blumenstein and Messrs. McGonigle, Ujobai, Meyer and Barr, 87,500, 34,000, 12,000, 18,000, 34,000, 30,000, 190,000, 250,000, 212,500 and 145,000 shares, respectively, that may be acquired upon exercise of stock options that are exercisable within 60 days of March 15, 2013.
(2)	Applicable percentage of ownership is based on Shares outstanding on March 15, 2013. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally means voting or investment power with respect to securities. Shares issuable upon the exercise of stock options that are exercisable currently or within 60 days of March 15, 2013 are deemed outstanding and to be beneficially owned by the person holding such options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for Shares that are held jointly with a person’s spouse or are subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all Shares shown as beneficially owned by such shareholder.
(3)

Includes 128,495 Shares held by Mr. West’s wife and 8,848,816 Shares held in trusts for the benefit of Mr. West’s children (the “Children’s Trusts”), of which trusts Mr. West’s wife is a trustee or co-trustee. Also includes 330,000 Shares held in a trust for the benefit of Mr. Doran’s children, of which trust Mr. West is a trustee. Also includes 10,856 Shares held by a charitable trust of which Mr. West is a trustee, as Mr. West may be deemed to have voting and investment power over these Shares. Mr. West disclaims beneficial ownership of the Shares held in each of these trusts. Also includes 505,489 Shares held by the West Family Foundation, of which Mr. West is a director and officer. Accordingly, Mr. West shares voting and investment power with respect to these Shares. Mr. West’s address is c/o SEI Investments Company, Oaks, PA 19456 -1100. Mr. West and his wife, and certain of the Children’s Trusts have pledged Shares held directly or indirectly by them to JP Morgan Chase Bank and its subsidiaries and affiliates (“JP Morgan”) as security for certain loans, letters of credit or other financial accommodations extended by JP Morgan. The amount of Shares pledged as of March 15, 2013, was approximately 13,125,201 Shares and is subject to adjustment.
(4)	Includes an aggregate of 8,848,816 Shares held in trusts for the benefit of Mr. West’s children, of which trusts Mr. Doran is a co-trustee and, accordingly, shares voting and investment power. Mr. Doran disclaims beneficial ownership of the Shares held in each of these trusts. Also includes 53,400 Shares held by Mr. Doran’s wife, 40,768 Shares held in the William M. Doran 2002 Grantor Retained Annuity Trust of which Mrs. Doran is the Trustee 21,529 Shares held in the William M. Doran 2004 Grantor Retained Annuity Trust, 43,061 shares in the 2011 Grantor Retained Annuity Trust, Also includes 31,675 Shares held by the Doran Family Foundation, of which Mr. Doran is a director and, accordingly, shares voting and investment power. Of these shares, Mr. Doran has pledged as security to third parties 617,212 Shares, subject to adjustment. See also note 3 with respect to the pledge of shares by the Mr. West’s Children’s Trusts.
(5)	Includes 120,242 Shares held by Mr. Romeo’s wife and 1,260,000 shares held in the Carmen V. Romeo 2012 Grantor Annuity Trust.
(6)	Includes 75,374 Shares held by the Richard B. Lieb 2004 Trust FBO children, 9,952 shares held in the Richard B. Lieb 2009 Grantor Annuity Trust and 21,101 shares held in the Richard B. Lieb 4 Year 2010 Grantor Annuity Trust each of which Mr. Lieb serves as trustee.
(7)	Includes 2,0 6 4,250 shares that may be acquired upon the exercise of stock options exercisable within 60 days of March 15, 2013. When a Share is reportable as beneficially owned by more than one person in the group, the ownership of the Share is only included once in the Number of Shares Owned column.
(8)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on December 31, 2013 which states that the Wellington Management Company, LLP has shared voting power over 7,949,752 Shares and shared dispositive power over 9,591,471 Shares.

Compensation Discussion & Analysis

The following compensation discussion and analysis contains statements regarding future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of the Company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Overview

SEI’s compensation philosophy (which is intended to apply to all members of management, including SEI’s Chairman and Chief Executive Officer), as implemented by the Compensation Committee, is to provide a compensation program that results in competitive levels of compensation and that emphasizes incentive compensation plans and equity plans aligned with attaining SEI’s annual goals and longer-term objectives. SEI believes that this approach enables SEI to attract, retain and reward highly qualified personnel and help SEI achieve its tactical and strategic goals.

The compensation program for almost all full-time employees of the Company consists of (i) base salary and (ii) cash bonuses pursuant to a corporate incentive compensation plan (in addition to benefits afforded to all employees, such as healthcare insurance and stock purchase and defined contribution plans). Equity compensation for higher level employees is provided by annual grants of stock options. The Compensation Committee seeks to develop a compensation program that, overall, is at levels that the Committee believes are competitive with compensation paid to employees with comparable qualifications, experience and responsibilities at companies of comparable size engaged in the same or similar businesses as SEI and in similar locations. The Committee does not explicitly position pay at a specific level or mix with reference to any particular group.

The Committee has sought to minimize base salaries so that the overall compensation program is more heavily weighted towards incentive compensation in the form of annual cash bonuses and sales commissions, and for higher level employees, stock option grants that have performance vesting requirements based on attainment of earnings per share targets. In 2012, the Committee retained Semler Brossy as its executive compensation consultant. See “Retention of Compensation Consultant,” below.

In the Spring of 2011, the Committee had a study of CEO compensation done by a compensation consultant and in early 2013 the Committee had a similar study done for its senior management. Both studies compared the base, incentive and equity compensation at SEI to that of its peers as identified by the Committee and its compensation consultant. See “Retention of Compensation Consultant” below.

The Compensation Committee has also reviewed our compensation policies as generally applicable to all of our employees and believes that our policies, taking into account the mitigation policies and arrangements in place, do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company.

Base Salary

The Compensation Committee seeks to recommend base salaries for management employees at levels that it believes are sufficiently competitive with salaries paid to management with comparable qualifications, experience and responsibilities at companies of comparable size and businesses as SEI. Since 1992, the Compensation Committee has minimized base salary increases for executive officers, although in December 2009, the Committee did make certain base salary increases for its executive officers as described in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders. No base salary adjustments for the executive officers named in the Summary Compensation Table were made in 2011 or 2012.

Incentive Compensation

Incentive compensation consists of two components: annual bonuses and sales commissions. Sales commissions are based on sales events and are measured on the basis of asset accumulation, asset retention, or anticipated revenue from contracted sales, generally taking into account related factors, such as expected profit margins. Executive officers participate only in the annual bonus program and do not participate in sales commission plans.

Annual bonuses are determined through a process overseen by the Board of Directors and the Compensation Committee. Each individual that participates in the plan is assigned a target compensation award which may change from year to year, but generally is the same as that individual’s prior year target amount. In the case of executive officers, the target amount is generally between 150% and 220% of the officer’s base salary, reflecting the determination of the Committee to emphasize performance-based incentive compensation over fixed compensation.

Historically, the incentive bonus compensation that may be paid out in any particular year is determined by: (1) determining the aggregate amount of all individual target compensation awards for that year; (2) early in the year in question, outlining a number of financial and non-financial achievements that may be considered in determining what percentage of that overall pool will be paid in the particular year; (3) near the end of the particular year when the size of the pool is known, dividing the resulting pool among the market and business units based on each unit’s success for that year; and (4) then awarding individual bonuses to employees within those units based on the amount available to the particular unit and the achievements of those units as well as individual achievements. The Committee and the CEO review a number of factors when evaluating a market or business unit and individuals within a unit who are executive officers of the Company. Financial and business goals and objectives established at the beginning of each year provide a basis for assessment of performance for these units. Financial results, including, as applicable, performance against the prior year’s financial performance and other non-financial goals are considered within the overall business environment. These results are viewed in the aggregate by the Committee, without any specific weighting, and there is no direct correlation between any particular performance measure and the resulting incentive bonuses. Although the framework for compensation decision making involves the assessment of the achievement of various goals, compensation for the named executive officers is not determined by formula. The Committee exercises independent business judgment to determine individual compensation based on achievement of strategic and operating results and other considerations such as their success in their management responsibilities generally and achievement of strategic and tactical goals of their particular units.

Option Grants

Stock option grants are viewed by the Compensation Committee as an important means of aligning the interests of management and employees with the interests of shareholders. At the end of 1997, SEI implemented changes in its stock option plans and related plans for the purpose of tying the vesting of stock options to SEI’s financial performance. Beginning with stock options granted at the end of 1997, all of the stock options granted by the Company have performance-based vesting provisions: the stock options vest at a rate of 50 percent when a specified earnings-per-share target is achieved, and the remaining 50 percent when a second, higher specified earnings-per-share target is achieved. The options granted prior to 2006 fully vest after seven years from the date of grant. Beginning in 2006, the Compensation Committee determined to eliminate this seven year vesting trigger and, as a result, options do not vest as a result of the passage of time, but solely as a result of achievement of the financial vesting targets established by the Compensation Committee at the time of grant. Option awards are generally determined by the Compensation Committee in December of each year. The Chief Executive Officer of the Company reviews with the Compensation Committee the option grants for each executive officer of the Company, other than himself, as well as the option grants for the other employees of the Company. The Compensation Committee then deliberates and establishes the specific option grants and finally submits these option grant amounts to the entire Board of Directors for ratification.

2012 Committee Actions and Awards

For 2012 the Board of Directors and the Compensation Committee chose to fix the maximum bonus pool as the total target bonuses for all employees eligible for incentive compensation as of December 2012. In November and December of 2012 the Committee received from the Chief Executive Officer his views on the 2012 performance of the senior executives (other than himself) and their market or business units, as well as his recommendations for bonuses and stock options for the senior executives and their units. The Committee, based on these inputs, discussed and approved individual awards that were then made to executive officers based on their market or business unit contributions to corporate earnings, revenues and sales; profit margin improvements; meeting various strategic and tactical goals of the units; and individual performance. The Committee independently reviewed the performance of the CEO with primary consideration to the overall performance of the company as well as his individual performance on strategic and non-financial achievements and discussed and approved his annual bonus. The 2012 awards averaged approximately 93% of target amounts as compared to 76% in 2011, 66% in 2010 and 60% in 2009. The actual awards were determined as described above. Principal financial factors included increases to revenues and earnings and an increase in new sales as compared to the prior year.

With respect to the named executive officers in the Summary Compensation Table, the annual incentive compensation targets for 2012 were $750,000 for Mr. West, $550,000 for Mr. McGonigle, $650,000 for Messrs. Meyer and Ujobai, and $600,000 for Mr. Barr.

In December 2012, the Committee considered the achievement of each of the named executive officers with respect to the corporate and unit financial measures of revenues, profits and sales as well as the achievement of non-financial objectives. The Committee did not assign specific weightings to any particular criteria. The amount and range of the resulting awards were due primarily to the Committee’s qualitative and subjective views of the relative performance of the market or business unit for which the executive officer was responsible.

The Committee determined that Messrs. West, McGonigle, Meyer, Ujobai and Barr should receive 93%, 97%, 110%, 81% and 100% respectively of their respective target bonus amounts. In the case of Mr. West, the Committee noted the continuing development of the SEI Wealth Platform throughout the period while still increasing diluted earnings per common share by 6.3%, from $1.11 in 2011 to $1.18 in 2012. In the case of Mr. Meyer, the head of the Company’s Investment Manager Services unit, the Committee noted the continuing success of the Investment Manager Services segment in growing revenues, operating profit and new sales, including record sales in 2012, and achieving approximately 98% of both revenue and operating profit targets (revenue achievement of $193 million against a revenue target of $197 million and operating profit achievement of $70 million against an operating profit target of $71.5 million). In the case of Mr. Ujobai, the head of the Company’s Private Bank Unit, the Committee considered the continued progress made by that unit in bringing the new SEI Wealth Platform to the market in both the United States and United Kingdom markets. However, the Committee also considered that the financial results of the Private Bank unit in 2012 (a 5% increase in revenue and an 11% decrease in operating profits) should result in a lower achievement percentage for Mr. Ujobai than the other executive officers responsible for market units. In the case of Mr. Barr, the head of the Company’s Investment Management unit, the Committee considered the growth in assets under management in the Private Bank unit of 11.2% in 2012 over 2011 and the growth in assets under management in the Private Bank, Investment Advisors and Institutional Investor units combined of 16% in 2012 over 2011. The Committee also based Mr. Barr’s achievement percentage on their determination that Mr. Barr’s unit had made significant strides in improving the overall risk-adjusted investment performance of the assets under management by the Company. In the case of Mr. McGonigle, the Committee noted his achievements generally in the overall management of the finances of the Company and based their incentive compensation award to Mr. McGonigle on an achievement percentage which was the average of the achievement percentage of the market unit executive officers.

For 2013, the Company expects to utilize a different approach in which it will establish two target bonus pools, one for senior management (approximately 10 executives), and one for all other employees eligible for incentive compensation. The target bonus pools will be funded at a pre-determined percentage of the target level for achieving an earnings per share target approved by the Committee at its January 2013 meeting and the pools will be increased or decreased in the discretion of the Committee to reflect the actual earnings per share of the Company compared to the target level earnings per share, or for changes in the target levels of employees included in the pool. The funding of the pools will go up or down from target levels based on any under or over achievement of the earnings per share target. The pool for senior management will then be distributed using the same criteria and process as used for 2012.

2012 Option Awards

At the December 2012 meeting, the Compensation Committee considered the annual grant of options to each of the named executive officers. The Committee reaffirmed their belief that option grants with performance based vesting targets were a very effective way to align the interests of the executives with the interests of the Company’s shareholders. The Committee considered the options currently held by the executive officers, and their remaining terms and exercise prices. The Committee also considered the number of options granted generally to key employees (including executive officers) as a percentage of the outstanding shares and compared to the number of options granted in prior years. In 2012, the Compensation Committee approved the grant of approximately 2,470,000 options to approximately 400 employees and directors of the Company, a decrease in the number of options granted of 4% from the 2,544,400 options granted during 2011. During 2012, the Company repurchased in open market or private transactions 11,109,404 Shares under its stock repurchase program, compared to 11,109,000 Shares repurchased in 2011.

The Committee also generally kept the number of 2012 options granted to the named executive officers the same as for 2011. The Committee awarded Mr. West a 2012 grant of 50,000 options, Mr. Meyer a 2012 grant of 50,000 options, Mr. McGonigle a 2012 grant of 35,000 options, and each of Messrs. Barr and Ujobai, a 2012 grant of 40,000 options.

Retention of Compensation Consultant

During 2011, the Committee considered the advisability of retaining a compensation consultant and, after conducting a search, the Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy” or “Consultant”) to assist the Committee with its responsibilities related to the Company’s executive compensation programs. Semler Brossy provides no other services to the Company outside of its role as independent Committee advisor. During 2012, Semler Brossy began an assessment of senior management compensation, including development of a comparison group, and also provided advice concerning the executive compensation policies and practices in place in our industry as well as Compensation Committee best practices.

Because of the policies and procedures Semler Brossy and the Committee have in place, the Committee is confident that the advice it receives from the executive compensation consultant is objective. These policies and procedures include the following provisions:

•	The Committee has the sole authority to retain and terminate the executive compensation consultant;

•	The consultant has direct access to the Committee without management intervention;

•	The Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

•	The protocols for the engagement (described below) limit how the consultant may interact with management.

While it is necessary for the consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. These protocols are included in the consultant’s engagement letter. The Committee also determines the appropriate forum for receiving consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. This approach protects the Committee’s ability to receive objective advice from the consultant so that the Committee may make independent decisions about executive pay at the Company. The Consultant reports directly to the Committee and performs no other work for the Company. The Committee has retained Semler Brossy as its independent consultant since 2012. The Committee has analyzed whether the work of Semler Brossy as a compensation consultant has raised any conflict of interest, taking into consideration the following factors:

i.	The provision of other services to the Company by Semler Brossy;

ii.	The amount of fees from the Company paid to Semler Brossy as a percentage of the firm’s total revenue;

iii.	Semler Brossy’s policies and procedures that are designed to prevent conflicts of interest;

iv.	Any business or personal relationship of Semler Brossy or the individual compensation advisors employed by the firm with an executive officer of the Company;

v.	Any business or personal relationship of the individual compensation advisors with any member of the Committee; and

vi.	Any stock of the Company owned by Semler Brossy or the individual compensation advisors employed by the firm.

The Committee has determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisors employed by Semler Brossy as compensation consultants to the Company has not created any conflict of interest.

In January 2013 Semler Brossy presented a report to the Compensation Committee that evaluated the compensation of the Company’s senior management against a peer group of companies. These companies are engaged in the financial services industry, especially the asset management business, or the data processing and outsourced services industry, and the Compensation Committee, with the advice of Semler Brossy, considers them to be generally comparable companies to SEI on the basis of business activity, revenue, net income and/or market capitalization. The peer group consisted of the following 14 companies: Fidelity National Information Services, Legg Mason, Fiserv, Affiliated Managers Group, LPL Investment Holdings, T. Rowe Price Group, DST Systems, Broadridge Financial Solutions, Investment Technology Group, Jack Henry & Associates, Eaton Vance, MSCI, Wadell & Reed Financial and Federated Investors. The compensation analysis prepared using this group considered base salary, total cash compensation and total direct compensation, which includes annual cash incentives and equity-based compensation. The analysis served as a reference for pay levels and practices, without benchmarking to a specified target. Based on this analysis, the Committee believes that, in aggregate, the total reward levels in respect of services for fiscal 2012 for our named executive officers are both appropriate and competitive.

The Committee expects to continue to engage Semler Brossy in 2013 for purposes of best practices and consideration of the January report.

Compensation Recoupment Policy

In early 2011, the Compensation Committee adopted a Compensation Recoupment Policy. This policy (also known as a “clawback” policy), permits the Board to recover certain cash incentive compensation or equity grants made to executive officers of the Company and other members of the Company’s senior management committee if the person from whom the recoupment is sought engaged in fraud or intentional misconduct that caused the need to restate the Company’s financial statements if the result of the restatement would have been to reduce or delay the amount of the incentive compensation or the vesting of the equity grant. We believe that by providing SEI with the appropriate power to recover incentive compensation paid or equity grants made to an officer in this situation, SEI demonstrates its commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Application of Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the tax deductibility by a “public company” of compensation in excess of $1 million paid to certain of its executive officers, except to the extent that any excess compensation is performance-based compensation within the meaning of the Code and the regulations promulgated thereunder. In connection with the above-discussed awards and payments, the Compensation Committee considered the deductibility of compensation under Section 162(m) of the Code, and it is the Compensation Committee’s intention to structure executive compensation to minimize the application of the deduction limitations of Section 162(m) insofar as consistent with the Compensation Committee’s overall compensation objectives.

Executive Compensation

The Summary Compensation Table set forth below summarizes total compensation paid or earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for services rendered in all capacities for the last three years ending December 31, 2012.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)	Bonus ($) (2) (d)	Option Awards ($) (3) (f)	All Other Compensation ($) (4) (i)		Total ($) (j)
Alfred P. West, Jr.	2012	400,000	700,000	337,250	18,624		1,455,874
Chairman of the Board and	2011	400,000	565,000	285,000	14,208		1,264,208
Chief Executive Officer	2010	400,000	455,000	480,500	14,208		1,349,708
Dennis J. McGonigle	2012	300,000	535,000	236,075	8,742		1,079,817
Executive Vice President and	2011	300,000	430,000	199,500	8,592		938,092
Chief Financial Officer	2010	300,000	357,500	384,400	8,592		1,050,492
Stephen G. Meyer	2012	300,000	715,000	337,250	8,310		1,360,560
Executive Vice President	2011	300,000	585,000	256,500	8,160		1,149,660
Investment Managers	2010	300,000	450,000	432,450	8,160		1,190,610
Joseph P. Ujobai	2012	300,000	525,000	269,800	539,692	(5)	1,634,492
Executive Vice President	2011	300,000	400,000	228,000	1,643,140	(5)	2,571,140
Private Banks	2010	300,000	390,000	432,450	502,037	(5)	1,624,487
Kevin M. Barr	2012	300,000	600,000	269,800	8,310		1,178,110
Executive Vice President	2011	300,000	450,000	228,000	8,160		986,160
Investment Management	2010	300,000	350,000	384,400	7,890		1,042,290

(1)	Compensation deferred at the election of the executive, pursuant to our Capital Accumulation Plan (“CAP”), is included in the year in which such compensation is earned.
(2)	Cash bonuses for services rendered during a year have been listed in the year earned, but were actually paid in the following fiscal year.
(3)	Reflects the aggregate grant date fair value of options based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(4)	Includes matching contributions to the CAP for the named individuals as well as supplemental life insurance premiums with respect to life insurance on the named individual.
(5)	Includes $539,692, $1,634,548, and $493,877 for 2012, 2011, and 2010, respectively, for rental housing costs, tax gross up, automobile allowance and other living expenses related to a work assignment in our London office.

Employment Arrangements

We also have certain expense reimbursement arrangements in effect for Mr. Ujobai which provide for the reimbursement of living expenses generally on an after-tax basis with respect to his work assignment in London. The amounts for both of these expense arrangements are reflected in column (i) of the above Summary Compensation Table and are further described in the table’s footnotes.

Grants of Plan-Based Awards Table

The following table discloses certain information concerning options granted during 2012 to each of the named executive officers. Other than these grants, none of the executive officers received any other equity or non-equity incentive plan awards providing for future payouts.

Name (a)	Grant Date (1) (b)	Number of Securities Underlying Options (j)	Exercise or Base Price of Option ($/Sh) (k)	Grant Date Fair Value of Option Awards ($) (2) (l)
Alfred P. West, Jr.	12/11/2012	50,000	22.45	337,250
Dennis J. McGonigle	12/11/2012	35,000	22.45	236,075
Stephen G. Meyer	12/11/2012	50,000	22.45	337,250
Joseph P. Ujobai	12/11/2012	40,000	22.45	269,800
Kevin M. Barr	12/11/2012	40,000	22.45	269,800

(1)	All stock options granted to our named executive officers in 2012 were nonqualified options granted upon the approval of the Compensation Committee under the Company’s 2007 Plan, with an exercise price per Share equal to the fair market value of our Shares on the date of grant. Fifty percent of these options vest on December 31 of the year in which SEI attains an adjusted earnings per share of $1.50 or more, and the remaining fifty percent of these options vest on December 31 of the year in which SEI attains an adjusted earnings per share of $2.30 or more (based upon audited financial statements of the Company and subject to certain adjustments relating to the option expense recorded by the Company under Accounting Standards Codification 718 (ASC 718).
(2)	The Grant Date Fair Value of the Option Grants made on December 11, 2012 was based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Outstanding Equity Awards at Year-End

The following table reflects outstanding stock options held by the named executive officers as of December 31, 2012.

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Alfred P. West, Jr.	50,000	50,000	14.62	12/16/2018
	37,500	37,500	17.65	12/15/2019
	0	50,000	23.86	12/14/2020
	0	50,000	15.77	12/13/2021
	0	50,000	22.45	12/11/2022
Dennis J. McGonigle	50,000	0	14.78	12/16/2013
	50,000	0	21.55	12/14/2014
	30,000	0	19.28	12/14/2015
	0	38,000	29.61	12/13/2016
	0	30,000	32.49	12/10/2017
	30,000	30,000	14.62	12/16/2018
	30,000	30,000	17.65	12/15/2019
	0	40,000	23.86	12/14/2020
	0	35,000	15.77	12/13/2021
	0	35,000	22.45	12/11/2022
Stephen G. Meyer	50,000	0	14.78	12/16/2013
	50,000	0	21.55	12/14/2014
	50,000	0	19.28	12/14/2015
	0	38,000	29.61	12/13/2016
	0	30,000	32.49	12/10/2017
	30,000	30,000	14.62	12/16/2018
	32,500	32,500	17.65	12/15/2019
	0	45,000	23.86	12/14/2020
	0	45,000	15.77	12/13/2021
	0	50,000	22.45	12/11/2022
Joseph P. Ujobai	60,000	0	14.78	12/16/2013
	80,000	0	21.55	12/14/2014
	50,000	0	19.28	12/14/2015
	0	48,000	29.61	12/13/2016
	0	70,000	31.17	1/31/2017
	0	35,000	32.49	12/10/2017
	30,000	30,000	14.62	12/16/2018
	30,000	30,000	17.65	12/15/2019
	0	45,000	23.86	12/14/2020
	0	40,000	15.77	12/13/2021
	0	40,000	22.45	12/11/2022
Kevin M. Barr	40,000	0	14.78	12/16/2013
	50,000	0	21.55	12/14/2014
	40,000	0	19.28	12/14/2015
	0	27,000	29.61	12/13/2016
	0	17,500	32.49	12/10/2017
	25,000	25,000	14.62	12/16/2018
	30,000	30,000	17.65	12/15/2019
	0	40,000	23.86	12/14/2020
	0	40,000	15.77	12/13/2021
	0	40,000	22.45	12/11/2022

(1)	The following table sets forth opposite the relevant option expiration date, the vesting thresholds for all options which are currently unexercisable:

Option Expiration Date	50% Exercisable When SEI’s Reported EPS Plus ASC 718 Expense Exceeds	100% Exercisable When SEI’s Reported EPS Plus ASC 718 Expense Exceeds
12/13/2016 - 1/31/2017	$1.50	$2.38
12/10/2017	$1.80	$2.80
12/16/2018	Vested	$1.45
12/15/2019	Vested	$1.60
12/14/2020 and 12/13/2021	$1.50	$2.25
12/11/2022	$1.50	$2.30

Option Exercises Table

The following table presents information regarding the exercise of stock options by the named executive officers during 2012. None of the named executive officers hold restricted stock awards.

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)
Alfred P. West, Jr.	0	0
Dennis J. McGonigle	40,000	318,856
Stephen G. Meyer	50,000	376,374
Joseph P. Ujobai	50,000	383,000
Kevin M. Barr	50,000	365,598

Director Compensation

Each director who is not an employee of SEI receives $2,500 per meeting attended in person ($500 for telephonic attendance) and an annual retainer of $25,000. The chairman of our Audit Committee and Compensation Committee receives an additional annual fee of $15,000 and $10,000, respectively. Our Lead Independent Director receives an additional annual fee of $5,000. Each director who is not an employee of SEI receives $2,000 per committee meeting attended in person ($500 for telephonic attendance), other than committee meetings held in conjunction with Board meetings, and an annual retainer of $5,000 for each committee on which they serve. In addition, each non-employee director receives an annual grant of 10,000 options to purchase shares and a grant of options to purchase 8,000 shares upon joining the Board.

On December 11, 2012, our non-employee directors, Mr. Doran, Mr. Lieb, Mr. Romeo, Ms. McCarthy and Ms. Blumenstein, each were granted options under the 2007 Plan to purchase 10,000 Shares at an exercise price of $22.45, all of which options remained outstanding at December 31, 2012. These options have a ten-year term. Fifty percent of these options vest on December 31 of the year in which SEI attains adjusted earnings per share of $1.50 or more, and the remaining fifty percent of these options vest on December 31 of the year in which SEI attains adjusted earnings per share of $2.30 or more (based upon audited financial statements of the Company and subject to certain adjustments relating to the option expense recorded by the Company under ASC 718).

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (1) (d)	All Other Compensation ($) (g)		Total ($) (h)
Sarah W. Blumenstein	43,000	67,450	0		110,450
William M. Doran	45,000	67,450	298,000	(2)	410,450
Richard B. Lieb	57,000	67,450	0		124,450
Kathryn M. McCarthy	57,500	67,450	0		124,950
Carmen V. Romeo	65,000	67,450	0		132,450

(1)	Reflects the aggregate grant date fair value of options based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(2)	During 2012, Mr. Doran received trustee fees of $178,000 for serving as a trustee of approximately ten mutual funds or trusts, each of which are either administered or sponsored by the Company. During 2012 Mr. Doran served as a director of SEI Investments Distribution Co., SEI Investments (Asia) Limited, SEI Investments (Europe) Ltd., SEI Global Nominee Ltd., SEI Investments Global Fund Services Limited, SEI Asset Korea, Co. Ltd., SEI Investments Global, Limited and SEI Alpha Strategy Portfolios, L.P. and received $10,000 per month pursuant to a consulting agreement with the Company.

Certain Transactions

Wellington Management Company, LLP (“Wellington”) has made a public filing with the SEC that indicates that it possessed at December 31, 2012 shared dispositive power over 9,591,471 Shares ( 5.6% of the outstanding Shares) and shared voting power over 7,949,752 Shares ( 4.6% of the outstanding Shares) in its capacity as investment advisor over accounts owned by clients of Wellington. The Wellington clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Shares. During the year ended December 31, 2012, Wellington served as a sub-adviser to more than 28 portfolios of mutual or collective funds managed by subsidiaries of SEI and in that capacity was paid an aggregate of approximately $6,930,463 million in investment advisory fees pursuant to investment management agreements which were approved by the governing bodies of the mutual funds for whose portfolios those investment advisory services were performed, including the board of certain US registered investment companies sponsored by SEI. More than 75% of the members of the board of the US registered investment company are independent directors. SEI has a related party transaction approval policy covering all transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K which provides that such transactions be submitted to the Board of the Company for approval by a majority of disinterested directors.

Compensation Committee Report

Notwithstanding anything to the contrary, this Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934 as amended (the “Exchange Act”) except to the extent that SEI specifically incorporates this information by reference and this information shall not be deemed filed under such Acts.

The members of the Compensation Committee consist of Richard B. Lieb (Chair) and Kathryn M. McCarthy, both of whom are independent directors as defined in the rules of The NASDAQ Stock Market, Inc. The Committee operates under a Charter approved by the Board of Directors which states that among the purposes of the Compensation Committee are to establish and periodically review the Company’s compensation philosophy and the adequacy of compensation plans and programs for executive officers and other Company employees; to establish compensation arrangements and incentive goals for executive officers and to administer compensation plans; to review the performance of the executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance; to review and monitor management development and succession plans and activities; and to prepare the report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with the Securities and Exchange Commission Rules and Regulations.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Richard B. Lieb (Chair)

Kathryn M. McCarthy

Audit Committee Report

Notwithstanding anything to the contrary, this Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act except to the extent that SEI specifically incorporates this information by reference, and this information shall not be deemed filed under such Acts.

The Audit Committee of SEI’s Board of Directors currently is composed of three independent directors and operates under a written charter adopted by SEI’s Board of Directors that complies with the rules adopted by The NASDAQ Stock Market, Inc. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The members of the Audit Committee are Mr. Romeo (Chair), Ms. McCarthy, and Mr. Lieb. The role of the Audit Committee is to assist our Board of Directors in its oversight of the quality and integrity of SEI’s financial reporting process. The Audit Committee also has sole authority, among other things, to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of SEI’s independent auditors. Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with generally accepted accounting principles. SEI’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Committee met seven times in 2012 and held discussions with management and the independent auditors. Management represented to the Audit Committee that SEI’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters that registered independent public accounting firms must communicate to audit committees under Public Company Accounting Oversight Board rules.

SEI’s independent auditors also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s independence rules, and the Audit Committee discussed with the independent auditing firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that SEI’s Board of Directors include the audited consolidated financial statements in SEI’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

Audit Committee:

Carmen V. Romeo (Chair)

Kathryn M. McCarthy

Richard B. Lieb

(Proposal No. 2) Advisory Vote on Executive Compensation

Our compensation philosophy is designed to align each executive’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to the Company’s long-term success. Shareholders are encouraged to read the Compensation Discussion and Analysis (CD&A) and other sections of this proxy statement regarding the Company’s compensation practices for named executive officers, which include discussions of the following:

•

Members of the Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to our executive officers.

•

The Compensation Committee engaged and received advice from a third-party compensation consultant concerning the compensation of the Company’s Chief Executive Officer. It selected a peer group of companies, taking into account the compensation consultant’s recommendations, to compare to our Chief Executive Officer’s compensation.

•	We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. The practices include:

•	We have a cash incentive compensation repayment (“clawback”) policy.

•	We employ our named executive officers “at will” without severance agreements or employment contracts.

•	We have a long-standing insider trading policy which, among other things, prevents executive officers from buying or selling put or call options or futures on Shares.

•	Our performance-based incentive programs include a balance of different measures for short-term and long-term programs.

•	Our executive officers’ compensation amounts are aligned with our financial performance and the overall implementation of the Company’s business strategies.

The Compensation Committee and the Board of Directors believe that these policies, procedures and amounts are effective in implementing our compensation philosophy and in achieving its goals. This advisory shareholder vote, commonly known as “Say-on-Pay,” gives you as a shareholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“Resolved, that the holders of Shares of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

Required Vote and Board Recommendation

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Board believes that the compensation of our executive officers, as described in the CD&A and the tabular disclosures under the heading “Executive Compensation” is appropriate for the reasons stated above. Therefore, the Board unanimously recommends a vote FOR approval of the compensation for our named executive officers.

(Proposal No. 3) Ratification of Appointment of Independent Registered Public Accountants

Our Audit Committee will consider the selection of PricewaterhouseCoopers LLP (“PwC”) to serve as independent registered public accountants to examine SEI’s consolidated financial statements for 2013. In accordance with SEI’s past practices, this possible selection will be presented to the shareholders for ratification at our 2013 Annual Meeting of Shareholders; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, our Audit Committee has ultimate authority with respect to the selection of SEI’s independent registered public accountants. If the shareholders do not ratify the appointment of PwC, our Audit Committee will take that into account in considering whether to select PwC. Our Audit Committee may also consider other independent public accountants for this role. Representatives of PwC are expected to be available at our 2013 Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if they so desire.

The following is a summary of the fees billed to SEI by PwC for professional services rendered for the fiscal years ended December 31, 2012 and December 31, 2011:

Fee Category	2012	2011
Audit Fees (1)	$2,289,898	$3,265,186
Audit-related Fees (2)	687,817	976,664
Tax Fees (3)	104,905	606,749
All Other Fees (4)	15,103	93,473

	$3,097,723	$4,942,072

(1)	Audit fees for the years ended December 31, 2012 and 2011, respectively, were for professional services rendered for the audits and interim quarterly reviews of SEI’s consolidated financial statements and other statutory and subsidiary audits.
(2)	Audit-related fees for the year ended December 31, 2012 and 2011, respectively, were for employee benefit plan audits, consultations concerning financial accounting and reporting standards, internal control reviews and other attestation services.
(3)	Tax fees for the years ended December 31, 2012 and 2011, respectively, were for tax compliance, including the review or preparation of tax returns, general tax planning and advice and expatriate tax services.
(4)	All other fees for the years ended December 31, 2012 and 2011, respectively, were for conferences and seminars, miscellaneous foreign consulting, and various other services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of the retention of the independent auditors for the performance of all audits and lawfully permitted non-audit services and regarding pre-approval of the fees for such services. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors to provide these services, as well as certain fee levels for these services. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the pre-approved fee levels.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at our 2013 Annual Meeting of Shareholders by the holders of the outstanding Shares is required for the ratification of this appointment. Our Board of Directors unanimously recommends that the shareholders vote FOR approval of this proposal.

Other Matters

As of the date of this Proxy Statement, management knows of no other matters to be presented for action at our 2013 Annual Meeting of Shareholders. However, if any further business should properly come before our 2013 Annual Meeting of Shareholders, the persons named as proxies in the accompanying proxy card will vote on such business in accordance with their best judgment.

Cost Savings Initiatives

Electronic Access to Proxy Materials and Annual Reports. Holders of shares registered in their name on the records of Broadridge may sign up to receive electronic access to the proxy materials and annual reports rather than receiving mailed copies. This option will be presented to shareholders via the Internet immediately following voting. These shareholders will receive e-mail notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on an SEI website. Enrollment for electronic access will be effective for a future annual meeting if received two weeks prior to the record date for that meeting, and remains in effect for subsequent years, unless cancelled two weeks prior to the record date for any subsequent annual meeting. Beneficial shareholders also may be able to request electronic access to proxy materials by contacting the broker, bank or nominee.

Reduce Duplicate Mailings. Eligible beneficial shareholders of record who share a single address may have received a notification that only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank or nominee that provided the notification received contrary instructions from any beneficial shareholder at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If a beneficial shareholder at such an address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, the shareholder may contact their respective bank, broker or nominee to request that the householding service not be applied to their shares.

Registered shareholders and shareholders of record through the Company’s 401(K) Plan will have the opportunity this year to also receive householding services. You can confirm your consent to receiving this cost-saving service by checking the box in the enclosed proxy card. If no response is received, an implied consent to receive householding automatically goes into effect 60 days after the date of the Annual Meeting. Once the consent is granted, should you choose to discontinue receiving householding services, you may contact Broadridge Investor Communication Services by telephone at: 1-800-542-1061 or by written letter at the following address: Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Electronic Access to Information about the Company. SEI publishes its earnings releases on its website and makes available to its shareholders the opportunity to listen to the Company’s quarterly earnings calls. Shareholders are able to review these earnings releases and to participate in the calls by visiting the Company’s website at www.seic.com. Our website is not part of this Proxy Statement or any of our other filings made with the Securities and Exchange Commission; references to our website address in this Proxy Statement are intended to be inactive textual references only.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10 percent of our Common Stock to file reports of ownership and changes in ownership of our Common Stock and any other equity securities with the Securities and Exchange Commission and the NASD. Executive officers, directors and persons who own more than 10 percent of our Common Stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of Forms 3, 4 and 5 furnished to us, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, we believe that all of our executive officers, directors and persons who own more than 10 percent of our Common Stock complied with all Section 16(a) filing requirements applicable to them during 2012.

Solicitation of Proxies

The accompanying proxy card is solicited on behalf of our Board of Directors. Following the original mailing of the proxy materials, proxies may be solicited personally by our officers and employees, who will not receive additional compensation for these services. We will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of Shares.

Proposals of Shareholders

Proposals that shareholders wish to have considered for possible inclusion in the Company’s Proxy Statement for the 2013 Annual Meeting must be received by our Secretary at our principal offices (1 Freedom Valley Drive, Oaks, PA 19456-1100) no later than December 13, 2013. If you wish to submit a proposal at the 2014 Annual Meeting (but not seek inclusion of the proposal in our

Company’s Proxy Statement), we must receive your notice, in accordance with the Company’s by-laws, on or before February 21, 2014, but not before January 22, 2014.

Additional Information

We will provide without charge to any person from whom a proxy is solicited by our Board of Directors, upon the written request of such person, a copy of our 2011 Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such requests should be directed to Murray A. Louis, Vice President, at the Company’s principal offices at 1 Freedom Valley Drive, Oaks, PA 19456-1100, telephone number (610) 676-1000.

New ways. New answers.®

1 Freedom Valley Drive

Oaks, PA 19456-1100

610 676 1000

seic.com

©2013 SEI	130455 (04-13)

SEI INVESTMENTS COMPANY
1 Freedom Valley Drive
P.O. BOX 1099
Oaks, PA 19456-1100

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by SEI Investment Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

0000 0000 00 02

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Alfred P. West, Jr.	☐	☐	☐
1b. William M. Doran	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of named executive officers.	☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2013.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000170968_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

SEI INVESTMENTS COMPANY

The undersigned shareholder of SEI Investments Company (the "Company") hereby appoints N. Jeffrey Klauder and Ruth A. Montgomery, the proxy or proxies of the undersigned, and hereby authorizes either of them to represent and to vote as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned at the close of business on March 22, 2013, at the Annual Meeting of Shareholders to be held on May 22, 2013, and at any adjournments thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000170968_2 R1.0.0.51160